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                                  EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Caredata.com, Inc.

We consent to incorporation by reference in the registration statements (No. 333-81301, No. 333-28541 and No. 333-63313) on Form S-8 of Caredata.com, Inc. of
our reports dated February 4, 2000, relating to the consolidated balance sheets of Caredata.com, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, and the related consolidated financial statement schedule, which reports appear in the 1999 annual report on Form 10-K of Caredata.com, Inc.

                                  /s/ KPMG LLP


Atlanta, Georgia
March 27, 2000


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